Exhibit 5.18

CONSENT OF EXPERT

I, Homero Delboni Jr., B.E., M. Eng., Ph. D., Senior Consultant of HDA Serviços s/s Ltda., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the report entitled “Chapada Mine and Suruca Project, Goias State, Brazil, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated March 7, 2011 (the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

HDA SERVIÇOS S/S LTDA.

By:	/s/ Homero Delboni Jr.
Name:	Homero Delboni Jr., B.E., M. Eng., Ph.D.
Title:	Senior Consultant

Date: April 25, 2011